Exhibit 99.1

Petrohawk Energy Corporation Reports

Second Quarter 2011 Financial and Operational Results

Production Increases 15%, Revenues Increase 21% Quarter-Over-Quarter

HOUSTON—August 3, 2011— Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE: HK) today announced its second quarter 2011 operational and financial results, including significant growth in production, revenues, and cash flows.

Production for second quarter averaged 943 Mmcfe/d, a 15% quarter-over-quarter increase. Second quarter total production was 85,803 Mmcfe, of which approximately 89% was natural gas, 7% was crude oil or condensate, and 4% was natural gas liquids. Revenues for the quarter were $595 million, a 21% increase over first quarter 2011 and a 69% increase compared to the same period one year ago. The Company realized 92% of the average NYMEX oil price, 97% of the average NYMEX natural gas price, and 47% of the NYMEX oil price for natural gas liquids during second quarter.

Cash flow from operations before changes in working capital (a non-GAAP financial measure; see Condensed Consolidated Statements of Cash Flows for a reconciliation to net cash provided by operating activities) was $302 million for the quarter, or $0.99 per fully diluted common share, compared to $246 million, or $0.81 per fully diluted common share for the first quarter 2011, and $163 million, or $0.54 per fully diluted common share for the same period one year ago. Net income for the quarter, after adjusting for selected items (primarily related to the non-cash impact of derivatives), was $57 million, or $0.19 per fully diluted common share (see Selected Item Review and Reconciliation table for additional information). Before excluding selected items, the Company reported net income of $104 million, or $0.34 per fully diluted common share for the quarter.

Cash operating costs (including lease operating expense, workover expense, taxes other than income, gathering and transportation expense, and general and administrative expense) were $1.69 per Mcfe for the quarter, compared to $1.56 per Mcfe for first quarter 2011 and $1.64 per Mcfe for the same period one year ago. General and administrative expense of $0.50 per Mcfe, compared to $0.45 per Mcfe in first quarter and $0.65 per Mcfe for the same period one year ago, reflected advisory fees associated with the Kinder Morgan Energy Partners L.P. transaction (discussed below) as well as a legal settlement paid during the quarter. Lease operating expense was $0.16 per Mcfe for the quarter, compared to $0.17 per Mcfe for the prior period and $0.29 per Mcfe during the second quarter of 2010. Taxes other than income increased from $0.16 per Mcfe for the first quarter 2011 to $0.20 per Mcfe for the second quarter.  Gathering and transportation expense for oil and gas increased from $0.69 per Mcfe for the prior period to $0.75 per Mcfe, and depletion expense, a non-cash item, was $2.20 per Mcfe for the quarter compared to $2.06 per Mcfe for the first quarter of 2011.

During the second quarter, Petrohawk spent approximately $621 million on drilling and completions, $239 million on leasehold acquisitions, primarily in the Permian region, and $77 million on gathering and treating infrastructure, primarily in the Eagle Ford Shale. At June 30, the Company’s revolving credit facility had an outstanding balance of approximately $559 million.

On July 1, Petrohawk completed the sale of its remaining interest in KinderHawk Field Services LLC and a 25% interest in EagleHawk Field Services LLC to affiliates of Kinder Morgan Energy Partners, L.P. This transaction netted pre-tax proceeds of approximately $836 million, which were used to pay down the Company’s revolving credit facility and as working capital for general corporate purposes.

Haynesville Shale

During the quarter, the Company averaged 11 operated rigs and drilled 21 operated wells, with net production in the field averaging 684 Mmcfe/d. Sixty-seven non-operated Haynesville Shale wells and 3 Bossier Shale wells were drilled during the quarter. Non-operated activity exceeded expectations during the quarter, in terms of both activity level and capital expenditures, primarily due to the transition to full section development by some operators during the quarter. Petrohawk expects that lower rig counts publicly announced by many industry partners point to lower activity levels in the Haynesville Shale during the second half of the year. Petrohawk is currently operating six rigs and has two dedicated frac fleets in the Haynesville Shale.

The Company achieved an overall cost reduction trend in Haynesville Shale completions during the quarter. Savings of approximately $600,000 to $800,000 per well were accomplished largely as a result of changes in well design that require two fewer frac stages per well, lower overall sand requirements per well, and improved pricing for resin coated sand. During the quarter

Petrohawk averaged slightly less than 45 days spud to spud, more than 5 fewer days than during the preceding quarter.  Significant additional improvements are expected as the Company moves toward pad drilling and full section development toward the end of 2012.

Improvements in water handling and usage have contributed to more flexibility in water sourcing in the Haynesville Shale. Approximately half of all Petrohawk-operated wells in field have been completed with 20% recycled water. Year to date, the Company has pumped approximately over 2 million gallons of recycled waste water on well completions in the Haynesville Shale.

Eagle Ford Shale

The Black Hawk area (DeWitt County, Texas) continues to produce excellent results. A majority of Petrohawk-operated wells were produced on a constrained basis due to transportation infrastructure limitations. During the quarter, Petrohawk averaged nine operated rigs in the Black Hawk area, with 25 operated and one non-operated wells drilled. Net production from Black Hawk averaged 73 Mmcfe/d, comprised of 22% natural gas, 62% condensate and 16% natural gas liquids. Transportation infrastructure issues for the Company are moderating in the area with the addition of a dedicated truck fleet. Modifications to facilities at the Company’s Point Comfort barge facility are nearly complete and the facility is expected to begin operating during the third quarter.

In Hawkville Field (LaSalle and McMullen Counties, Texas), Petrohawk averaged five operated rigs and drilled 15 operated wells and two non-operated wells during the quarter. Net production in the field averaged 129 Mmcfe/d, comprised of 67% natural gas, 14% condensate and 20% natural gas liquids. Well performance in Hawkville Field has continued to improve as a result of the expanded implementation of HiWAY frac technology, deployed by two dedicated Schlumberger hydraulic fracturing fleets. Petrohawk and Schlumberger are experimenting with variations in the HiWAY design, including higher sand volumes and fiber concentrations, in an attempt to optimize well performance for each area of the Eagle Ford trend. In addition, the Company is testing new frac designs in both the Hawkville Field and Black Hawk area with its Halliburton dedicated hydraulic fracturing fleet.

Results in the Red Hawk prospect in Zavala County, Texas, failed to meet minimum expectations during the quarter. As a result, capital spending at Red Hawk will be terminated and capital budgeted for 2011 will be reallocated to other operating areas.

Permian Region

Petrohawk is currently operating four rigs in the Permian region, all concentrated in the Delaware Basin where the majority of the Company’s leasehold is located. An initial vertical well in Culberson County, Texas tested approximately 1.0 Mmcf/d of 1250 BTU gas from the Wolfcamp formation. Total depth was reached on the Company’s first horizontal Bone Springs well in Reeves County, Texas. A completion date for this well has been set for early August. A commingled Wolfcamp and Bone Springs vertical completion in Reeves County is planned with a completion date expected in mid-August. The Company is also currently drilling the lateral portion of its first horizontal Wolfcamp well in Culberson County with a planned completion date of mid-August. In addition, the Company is undertaking necessary infrastructure construction in order to market all products with minimum delays as wells come online.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale;  South Texas, in the Eagle Ford Shale; and West Texas, in the Delaware and Midland Basins.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor for “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, such statements are based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, drilling plans and capital expenditures, estimates of future production, future results of operations, quality and nature of the asset base, and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions including that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing of and potential proceeds from divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans its meet our goals, shortages of drilling equipment, hydraulic fracturing crews, oil field personnel and services, unavailability of gathering systems, pipelines and storage and processing facilities, inability to transport condensate and natural gas liquids to geographic locations where it can be successfully marketed and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the possibility of new and restrictive regulation relating to hydraulic fracturing. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating revenues:
Oil and natural gas	$443,729	$239,834	$793,937	$540,425
Marketing	149,486	107,338	290,030	237,457
Midstream	1,865	3,954	2,837	11,026
Total operating revenues	595,080	351,126	1,086,804	788,908
Operating expenses:
Marketing	161,049	117,309	315,947	253,931
Production:
Lease operating	13,726	16,384	26,337	33,779
Workover and other	4,308	1,571	9,184	3,949
Taxes other than income	16,779	5,111	28,514	17,871
Gathering, transportation and other:
Oil and natural gas	64,327	30,289	115,816	52,578
Midstream	2,574	3,010	3,980	8,877
General and administrative:
General and administrative	42,682	36,792	75,977	64,737
Stock-based compensation	7,620	6,308	14,300	10,397
Depletion, depreciation and amortization	192,808	99,855	350,120	204,623
Total operating expenses	505,873	316,629	940,175	650,742

Amortization of deferred gain	46,508	64,367	94,976	64,367

Income from operations	135,715	98,864	241,605	202,533

Other income (expenses):
Net gain (loss) on derivative contracts	83,507	(16,625)	32,600	198,078
Interest expense and other	(67,019)	(61,533)	(133,822)	(124,379)
Equity investment income	17,339	2,047	30,910	2,047
Total other income (expenses)	33,827	(76,111)	(70,312)	75,746
Income from continuing operations before income taxes	169,542	22,753	171,293	278,279
Income tax provision	(64,660)	(8,741)	(65,231)	(107,975)
Income from continuing operations, net of income taxes	104,882	14,012	106,062	170,304
Loss from discontinued operations, net of income taxes	(753)	(517)	(3,161)	(674)
Net income	$104,129	$13,495	$102,901	$169,630

Net income (loss) per share:
Basic:
Continuing operations	$0.35	$0.05	$0.35	$0.57
Discontinued operations	—	(0.01)	(0.01)	(0.01)
Total	$0.35	$0.04	$0.34	$0.56

Diluted:
Continuing operations	$0.34	$0.05	$0.35	$0.56
Discontinued operations	—	(0.01)	(0.01)	—
Total	$0.34	$0.04	$0.34	$0.56

Weighted average shares outstanding:
Basic	301,603	300,426	301,321	300,292
Diluted	305,464	302,446	305,101	302,715

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30,	December 31,
	2011	2010
Assets:
Current assets	$674,287	$638,037
Net oil and natural gas properties	6,529,860	5,132,904
Assets held for sale	—	74,448
Equity investment	211,990	217,240
Other noncurrent assets	1,624,496	1,561,813
Total assets	$9,040,633	$7,624,442

Liabilities and stockholders’ equity:
Current liabilities	$1,082,135	$857,323
Long-term debt	3,766,380	2,612,852
Other noncurrent liabilities	523,461	609,981
Stockholders’ equity	3,668,657	3,544,286
Total liabilities and stockholders’ equity	$9,040,633	$7,624,442

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$104,129	$13,495	$102,901	$169,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	192,808	101,175	350,120	207,249
Income tax provision	64,191	8,423	63,280	107,561
Loss on sale	—	—	3,950	—
Stock-based compensation	7,620	6,308	14,300	10,397
Net unrealized (gain) loss on derivative contracts	(31,056)	87,424	83,909	(102,671)
Amortization of deferred gain	(46,508)	(64,367)	(94,976)	(64,367)
Equity investment income	(17,339)	(2,047)	(30,910)	(2,047)
Distributions from equity affiliate	20,013	4,236	36,160	4,236
Other operating	7,745	8,408	18,914	16,757
Cash flow from operations before changes in working capital	301,603	163,055	547,648	346,745
Changes in working capital	(4,624)	2,299	(7,617)	(27,219)
Net cash provided by operating activities	296,979	165,354	540,031	319,526

Cash flows from investing activities:
Oil and natural gas capital expenditures	(991,621)	(567,289)	(1,674,519)	(1,206,288)
Proceeds received from sale of oil and natural gas properties	83	474,418	76,109	491,094
Proceeds received from the contribution of Haynesville gas gathering systems	—	921,408	—	921,408
Proceeds received from sale of Fayetteville gas gathering systems	—	—	76,898	—
Marketable securities purchased	(175,000)	(752,006)	(330,000)	(978,006)
Marketable securities redeemed	175,000	471,000	330,000	697,000
Increase in restricted cash	—	(75,005)	(295,748)	(75,005)
Decrease in restricted cash	—	53,995	295,748	231,523
Other operating property and equipment capital expenditures	(80,338)	(101,249)	(134,653)	(173,840)
Net cash (used in) provided by investing activities	(1,071,876)	425,272	(1,656,165)	(92,114)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,207	773	4,941	1,276
Proceeds from borrowings	2,230,000	371,000	3,679,500	942,000
Repayment of borrowings	(1,438,585)	(960,812)	(2,539,262)	(1,165,780)
Debt issuance costs	(17,611)	(704)	(24,861)	(704)
Other	—	(134)	(4,120)	(3,573)
Net cash provided by (used in) financing activities	775,011	(589,877)	1,116,198	(226,781)

Net increase in cash	114	749	64	631

Cash at beginning of period	1,541	1,393	1,591	1,511
Cash at end of period	$1,655	$2,142	$1,655	$2,142

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Production:
Natural gas - Mmcf	76,533	54,494	143,430	109,269
Crude oil — MBbl	986	225	1,703	466
Natural gas liquids - MBbl	559	179	1,085	187
Natural gas equivalent — Mmcfe	85,803	56,918	160,158	113,187
Average daily production - Mmcfe	943	625	885	625

Average price per unit:
Realized crude oil price - as reported	$94.02	$74.55	$90.64	$74.93
Realized impact of derivatives	(2.35)	2.03	(1.77)	(0.12)
Net realized crude oil price - Bbl	$91.67	$76.58	$88.87	$74.81

Realized natural gas price - as reported	$4.20	$3.97	$4.07	$4.56
Realized impact of derivatives	0.72	1.29	0.84	0.87
Net realized natural gas price - Mcf	$4.92	$5.26	$4.91	$5.43

Realized natural gas liquids price - as reported	$48.56	$36.30	$47.94	$36.34
Realized impact of derivatives	(0.69)	—	(0.57)	—
Net realized natural gas liquids price - Bbl	$47.87	$36.30	$47.37	$36.34

Cash flow from operations (1)	301,603	163,055	547,648	346,745
Cash flow from operations — per share (diluted)	0.99	0.54	1.79	1.15

Average cost per Mcfe:
Production:
Lease operating	0.16	0.29	0.16	0.30
Workover and other	0.05	0.03	0.06	0.03
Taxes other than income	0.20	0.09	0.18	0.16
Gathering, transportation and other:
Oil and natural gas	0.75	0.53	0.72	0.46
Midstream	0.03	0.05	0.02	0.08
General and administrative:
General and administrative	0.50	0.65	0.47	0.57
Stock-based compensation	0.09	0.11	0.09	0.09
Depletion	2.20	1.72	2.14	1.75

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Unrealized loss (gain) on derivative contracts:(1)
Natural gas	$8,987	$110,294	$74,241	$(80,590)
Crude oil	(40,130)	(22,870)	9,410	(22,081)
Natural gas liquids	87	—	258	—
Total mark-to-market noncash charge	(31,056)	87,424	83,909	(102,671)
Amortization of deferred gain	(46,508)	(64,367)	(94,976)	(64,367)
Loss on sale(2)	1,166	—	902	—
Loss on sale of ranch(3)	—	—	4,320	—
Expense of deferred financing costs(4)	—	—	208	—
Loss on early extinguishment of debt(5)	—	—	3,012	—
Total selected items, before tax	(76,398)	23,057	(2,625)	(167,038)
Income tax effect of selected items	29,094	(8,946)	1,000	64,811
Selected items, net of tax	(47,304)	14,111	(1,625)	(102,227)
Net income (loss), as reported	104,129	13,495	102,901	169,630
Net income, excluding selected items	$56,825	$27,606	$101,276	$67,403

Basic net income (loss) per share, as reported	$0.35	$0.04	$0.34	$0.56
Impact of selected items	(0.16)	0.05	(0.01)	(0.34)
Basic net income per share, excluding selected items	$0.19	$0.09	$0.33	$0.22

Diluted net income (loss) per share, as reported	$0.34	$0.04	$0.34	$0.56
Impact of selected items	(0.15)	0.05	(0.01)	(0.34)
Diluted net income per share, excluding selected items	$0.19	$0.09	$0.33	$0.22

(1)	Represents the non-cash unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative contracts.
(2)

Amount is presented net of income taxes in “Loss from discontinued operations, net of income taxes” as it relates to the Fayetteville Shale assets which have been classified as discontinued operations.

(3)	Represents loss on the sale of Company’s interest in the Buffalo Hump Ranch in Arkansas, which was divested in March 2011.
(4)	Represents non-cash charges related to the write-off of debt issuance costs associated with the senior revolving credit facility.
(5)	Represents a non-cash charge related to the write-off of the unamortized discount on the Company’s 7.125% Senior Notes due April 1, 2012, which were redeemed in the first quarter of 2011.